AGENCY AGREEMENT

         THIS AGENCY AGREEMENT is dated for purposes of reference as of December 4, 1996, and is entered into between ORYX TECHNOLOGY CORP., a Delaware corporation (the "Issuer"), on the one hand, and YORKTON SECURITIES INC., an Ontario corporation (the "Agent"), on the other hand, with respect to the following facts:

         A. The Issuer proposes to make a private placement (the "Private Placement") pursuant to Regulation S under the Securities Act of 1933, as amended (the "1933 Act"), of shares of its $.001 par value Common Stock (the "Shares") to raise minimum gross proceeds of $2,000,000 and maximum gross proceeds of $4,000,000. All dollar amounts set forth in this Agreement are denominated in U.S. dollars.

         B. Solely with respect to the Private Placement, the Issuer wishes to appoint the Agent to act as its exclusive agent for purposes of placing the Shares, and the Agent is willing to accept such appointment on the terms and subject to the conditions of this Agreement.

         In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.       Appointment of Agent.

         1.1 On the terms and subject to the conditions of this Agreement, the Issuer appoints the Agent as its exclusive agent for purposes of placing the Shares in the Private Placement, and the Agent accepts the appointment and agrees to act as the agent of the Issuer solely with respect to the Private Placement, to use its best efforts to find and introduce to the Issuer potential investors to purchase the Shares. For control purposes, all subscribers in the Private Placement (the "Subscribers") shall be deemed the Agent's clients.

         1.2 The Agent may associate with other qualified securities dealers and may allow members of any such selling group such part of Agent's commission, fees or expense reimbursement as Agent may determine; provided, however, that each selling group member must agree in writing to comply with the requirements of Regulation S in connection with the Private Placement.

         1.3 The Private Placement shall be made on the terms and subject to the conditions stated in this Agreement and in the subscription agreements between the Issuer and each of the Subscribers (the "Subscription Agreements"), each of which is dated for reference purposes December 4, 1996.

2.       Terms of the Private Placement.

         2.1 The Agent shall use its best efforts to raise for the benefit of the Issuer, pursuant to the Private Placement, minimum gross proceeds of $2,000,000 and maximum gross proceeds of $4,000,000. The closing of the Private Placement (the "Closing") shall be governed by the terms of Section 8 of this Agreement. As provided in Section 8, there may be up to two Closings of the Private Placement, which, respectively, are sometimes referred to hereinafter as the "First Closing" and the "Second Closing." The First Closing must be for gross proceeds of between $2,000,000 and $4,000,000. If less than $4,000,000 of gross proceeds are included in the First Closing, a Second Closing may be held for the amount of the difference between the amount raised in the First Closing and $4,000,000.

         2.2 The price per Share issued in the Private Placement (the "Price Per Share") shall, for purposes of the First Closing, be $1.90, and shall, for purposes of the Second Closing, be calculated as 90% of the average closing bid price of the Issuer's Common Stock as it trades on the Nasdaq SmallCap Market for the 10 trading days immediately preceding the date on which the Agent contracts with the Subscribers under the Subscription Agreements (the "Contract Date"), provided, however, that in no event will the Price Per Share for purposes of the Second Closing be less than $1.80. On the Contract Date, the Agent shall notify the Issuer that it has contracted with the Subscribers and shall confirm with the Issuer the proper calculation of the Price Per Share as provided in the previous sentence.

         2.3 The number of Shares issuable to each Subscriber shall be determined by dividing the total purchase price paid by such Subscriber by the applicable Price Per Share. No fractional shares shall be issued in the Private Placement. Any fractional shares shall be rounded to the nearest whole share.

         2.4 The Shares shall be issued with a restrictive legend substantially in the form set forth in Section 10.2 of the Subscription Agreements.

         2.5 The Issuer will grant to Subscribers the registration rights set forth in Section 9 of the Subscription Agreements.

         2.6 The Agent shall obtain from each Subscriber a fully completed and executed Subscription Agreement, together with payment in full for the Shares subscribed for thereunder.

3.       Representations and Warranties of the Issuer.

         The Issuer hereby represents and warrants as of the date of this Agreement and at each Closing (with the understanding that the Agent will be relying upon such representations and warranties in entering into this Agreement) that, except as otherwise disclosed in the Offering Documents (as such term is defined in Section 7.2 of the Subscription Agreements) or in Schedule A attached hereto:

         3.1 Organization. The Issuer has been duly incorporated and organized and is validly existing in good standing under the laws of the State of Delaware.

         3.2 Good Standing. The Issuer and its subsidiaries are duly qualified to do business as foreign corporations in good standing in those jurisdictions which require such qualification except to the extent that failure to so qualify would not have a material adverse effect on the Issuer.

         3.3 Authority. The Issuer has corporate power and authority to enter into and perform this Agreement, to own its own properties and assets, and to carry on its business as it is currently being conducted. All corporate action on the part of the Issuer, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Issuer and the performance of all of the Issuer's obligations hereunder has been duly taken.

         3.4 Enforceability. This Agreement, when executed and delivered by the Issuer and duly authorized, executed and delivered by the Agent, will be a binding obligation on the Issuer, enforceable in accordance with its terms, except as may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.5 No Violation. The execution and delivery of this Agreement and the consummation of the transactions or performance of the obligations contemplated by this Agreement do not and will not result in a breach of any term of, or constitute a default under, the Issuer's charter or bylaws, any statute, any indenture, mortgage, or other agreement or instrument to which the Issuer or any of its subsidiaries is or are a party or by which any of them is or are bound, or any order, writ, judgment or decree.

         3.6 Actions and Claims. To the best of the Issuer's knowledge, there are no actions or proceedings of any kind whatsoever outstanding, pending, contemplated or threatened relating to the bankruptcy or insolvency of the Issuer or any of its subsidiaries. To the best of its knowledge, there are no other claims, actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, pending or threatened against or affecting the Issuer, its subsidiaries, or the Issuer's directors, officers or promoters, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever which could materially affect its business or financial condition and, to the best of its knowledge, there is no basis therefor.

         3.7 Disclosure. The Offering Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they have been made, not misleading.

         3.8 Authorized and Validly Issued Shares. The issued and outstanding capital stock of the Issuer as of the dates set forth in the Offering Documents is as disclosed in the Offering Documents, and the issued and outstanding shares of Common Stock of the Issuer are fully paid and non-assessable. The Issuer has sufficient authorized and unissued shares of Common Stock to provide for the issuance and delivery of the Shares. The Issuer's authorized capital stock includes 25,000,000 shares of Common Stock, par value $.001 per share, and 3,000,000 shares of Preferred Stock, par value $.001 per share (including 45,000 shares of Preferred Stock designated as "Series A Preferred," of which 7,500 shares are outstanding). The Shares, when issued in the manner contemplated by the provisions of the Subscription Agreements, will be duly authorized and validly issued and will be fully paid and non-assessable.

         3.9 Convertible Securities. Other than the Agent's Warrant which is issuable under this Agreement pursuant to Section 9.5 and the 40,000 common stock purchase warrants which are issuable to JW Charles Securities Inc. in connection with the Issuer's proposed repurchase of Underwriter's Units (as defined in Section 8.19 of the Subscription Agreements), no securities convertible or exchangeable into Common Stock of the Issuer or agreements, warrants, options, rights or privileges for the purchase or other acquisition of any unissued securities of the Issuer are outstanding. On December 19, 1996, Oryx Power Products Corporation ("Power Products"), a wholly-owned subsidiary of the Issuer, acquired the assets of a DC to DC power supply company in exchange for shares of common stock of Power Products and the assumption by Power Products of certain associated liabilities, as more fully described on Schedule A.

         3.10 Intellectual Property Rights. The Issuer or its subsidiaries own, possess or have access to adequate rights to use all material patents, patent rights, inventions, trademarks, service marks, trade names, copyrights and proprietary rights necessary for the conduct of its business as described in the Offering Documents; and the Issuer has no knowledge of any infringement of or conflict with rights of others, or any claims thereof, with respect to any patents, patent rights, inventions, trademarks, service marks, trade names, copyrights or other proprietary rights, the effect of which infringement, conflict or claims would be materially adverse to the Issuer.

         3.11 Financial Statements. The financial statements incorporated by reference in the Offering Documents (the "Financial Statements") are true and correct in all material respects and present fairly and accurately the financial position and results of the operations of the Issuer and its subsidiaries for the periods shown therein, and the Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States applied on a consistent basis except for normal year-end adjustments.

         3.12 Change in Circumstances. Except as disclosed on Schedule A, since August 31, 1996, there has not been any adverse material change of any kind whatsoever in the financial position or condition of the Issuer or of any of its subsidiaries, or any damage, loss or other change of circumstances of any kind whatsoever materially affecting the business or assets of the Issuer or of any subsidiaries or the right or capacity of the Issuer or of any subsidiaries to carry on their business.

         3.13 Defaults. Since April 30, 1996, neither the Issuer nor any of its subsidiaries has defaulted, or is currently in default (i) with respect to the payment of interest or principal on any material indebtedness of the Issuer or its subsidiaries, or (ii) under any material contract to which the Issuer or any of its subsidiaries is a party.

         3.14 Stop Orders. No order prohibiting the sale of the Issuer's securities has been issued against the Issuer or, to Issuer's knowledge, its directors, officers or promoters, and no proceedings for this purpose have been instituted, are pending, or, to its knowledge, contemplated or threatened.

         3.15 Transfer Agent. North American Transfer Co., having its principal office in Freeport, New York, has been duly appointed as the transfer agent for the Issuer's Common Stock.

         3.16 Reporting Company. The Issuer has a class of securities registered pursuant to Section 12(b) or 12(g) of the United States Securities Exchange Act of 1934, as amended (the "1934 Act") or is required to file reports pursuant to
Section 15(d) of the 1934 Act.

         3.17 1934 Act Reports. At the time of commencement of the Offering, the Issuer had filed all the material required to be filed pursuant to Section 13(a) or 15(d) of the 1934 Act for a period of at least the twelve months immediately prior thereto, and the Issuer has since remained, and continues to remain, current in satisfying such filing obligations.

         3.18 No Directed Selling Efforts. The Issuer, its affiliates, and persons acting on behalf of the foregoing have not made and will not make any Directed Selling Efforts in the United States with respect to the Shares, the Agent's Warrant (as hereinafter defined), or the Agent's Warrant Shares (as hereinafter defined). For purposes of this Agreement, "Directed Selling Efforts" include any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Shares, including, but not limited to, the placement of an advertisement in a publication with a general circulation in the United States that refers to the offering of the Shares, the mailing of promotional materials to persons located in the United States or the holding of promotional meetings or seminars in the United States.

         3.19 Franchises. The Issuer and its subsidiaries hold all franchises, approvals, grants, authorizations, licenses, permits, easements, consents, certificates and orders ("franchises") from all federal, state and other governmental agencies, except to the extent that the failure to have any such franchise or franchises would not have a material adverse effect on the Issuer or the business now conducted by the Issuer; and the Issuer and its subsidiaries have not received any notice of proceedings relating to the revocation or modification of any franchise or franchises which, singly or in the aggregate, if the subject of any unfavorable decision, ruling or finding, would have a material adverse effect on the conduct of the business, operations, financial condition or income of the Issuer and its subsidiaries.

         3.20 Taxes. The Issuer and its subsidiaries have filed all tax returns required to be filed by them and have paid all taxes shown as due thereon; the Issuer has not been notified, either orally or in writing, that any taxing authority is conducting or intends to conduct an audit of any tax return or report filed by the Issuer or its subsidiaries concerning their business or properties; and the Issuer has no knowledge of any tax deficiency which has been asserted or threatened against the Issuer or its subsidiaries; provided, however, that the foregoing representations and warranties exclude matters which are immaterial in respect to, or have had and will have no material adverse effect on the business, properties, financial condition or results of operations of the Issuer.

         3.21 Dividends and Distributions. The Issuer has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on or of any of its Common Stock or Preferred Stock or other securities of any class other than the ordinary semi-annual dividend paid on its outstanding Preferred Stock, nor does the Issuer currently have any agreement or obligation, whether directly or indirectly, to redeem, purchase or otherwise acquire any such Common Stock, Preferred Stock or other securities of any class.

         3.22 Exclusive Agent; No Finder. Other than the Agent and its agents, there is no person, firm or corporation acting or purporting to act at the request of the Issuer who is entitled to any brokerage or finder's fee in connection with sales of Shares to the Agent's clients.

         3.23 Labor Relations. To the Issuer's knowledge, labor relations with employees of the Issuer and its subsidiaries are good and no labor disturbance by the employees of the Issuer or its subsidiaries exists or is imminent which might be expected to materially and adversely affect the conduct of the business of the Issuer.

         3.24 Insurance. The Issuer and its subsidiaries maintain insurance, including product liability insurance, which is in full force and effect, of the types and in the amounts which the Issuer believes are adequate for its business and in line with insurance maintained by similar companies and businesses, including but not limited to, insuring all personal property owned or leased by the Issuer against theft, damage, destruction, acts of vandalism, public liability and all other risks customarily insured against.

         3.25 No Price Manipulation or Stabilization. Since October 1, 1996, the Issuer has not taken, directly or indirectly, any action designed to constitute or which has constituted or which might reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security issued by the Issuer.

         3.26 No Significant Proposed Transactions. Except as set forth on Schedule A, the Issuer has not agreed, or agreed in principle, nor does the Issuer have any current intention, to merge with or acquire any other business, division or unit thereof or to sell the Issuer's business or any significant part of the Issuer's assets otherwise than through transactions occurring in the ordinary course of the Issuer's business.

         3.27 Books and Records. The Issuer and its subsidiaries make and keep accurate books and records and maintain internal accounting controls which provide reasonable assurance that (a) transactions are executed in accordance with management's authorization, (b) transactions are recorded as necessary to permit preparation of financial statements and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's authorization and, (d) reported assets are compared with existing assets at reasonable intervals.

4.       Representations and Warranties of Agent.

         The Agent represents and warrants to and for the benefit of the Issuer that:

         4.1 The Agent is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. The Agent has the requisite corporate power to carry on its business as presently conducted, and to enter into and carry out the provisions of this Agreement and the transactions contemplated hereby.

         4.2 All corporate action on the part of the Agent, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Agent and the performance of all of the Agent's obligations hereunder has been taken. This Agreement, when executed and delivered by the Agent, shall constitute a valid and binding obligation of the Agent, enforceable in accordance with its terms, except as may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         4.3 The execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not conflict with and do not and will not result in a breach of any of the terms of the Agent's incorporating documents or any agreement or instrument to which the Issuer is a party.

5.       Covenants of the Issuer.

         The Issuer covenants and agrees with the Agent that:

         5.1 The Issuer shall furnish the Agent with copies of the Offering Documents, and all amendments and supplements thereto, in each case as soon as available and in such quantities as the Agent may reasonably request for its use in connection with the Private Placement.

         5.2 The Issuer covenants to comply with all applicable requirements of Regulation S under the 1933 Act in connection with the Private Placement.

         5.3 The Issuer will, upon request of the Agent, deliver to the Agent and to its legal counsel at the time of each Closing a certificate (the "Officer's Certificate") addressed to the Agent and dated the Closing Date for such Closing, signed by the Chief Executive Officer or Chief Financial Officer of the Issuer, to the effect that (i) there has not been, since the respective dates as of which information is given in the Offering Documents, any material adverse change (whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Issuer on a consolidated basis; (ii) all of the representations and warranties contained in Section 3 hereof are true and correct with the same force and effect as though expressly made at and as of such Closing, after giving effect to the transactions contemplated hereby; and (iii) the Issuer has performed and complied in all material respects with all agreements, covenants, terms and conditions required to be performed, complied with and satisfied by it up to the time of such Closing.

         5.4 From and including the date that this Agreement is executed through and including the Closing Date for each Closing, the Issuer will do all such acts and things reasonably necessary to ensure that all of the representations and warranties of the Issuer contained in this Agreement or any Officer's Certificate delivered by the Issuer pursuant to this Agreement remain true and correct.

         5.5 From and including the date that this Agreement is executed through and including the Closing Date for each Closing, the Issuer will not do any act or thing that would render any representation or warranty of the Issuer contained in this Agreement or any Officer's Certificate delivered by the Issuer pursuant to this Agreement untrue or incorrect except as such act or thing is disclosed in writing to the Agent prior to such Closing.

         5.6 For one year after the last Closing of the Private Placement, the Issuer will engage and adequately compensate a public relations firm to disseminate news and other corporate information to the North American stock brokerage community in conformity with applicable laws and regulations.
         5.7 The Issuer will reserve or set aside enough shares of its Common Stock to issue the Shares and the Agent's Warrant Shares (as hereinafter defined).

         5.8 The Issuer will duly and punctually perform all of the obligations to be preformed by it under this Agreement and the Subscription Agreements.

         5.9 The Issuer will use its best efforts to maintain the quotation of the Issuer's Common Stock on Nasdaq on either the SmallCap Market or the National Market System, or to obtain and maintain the listing of the Issuer's Common Stock for trading on a United States national securities exchange, as such term is defined in Section 6 of the 1934 Act and rules and regulations promulgated thereunder.

         5.10 Prior to or promptly after each Closing, the Issuer will take all actions necessary for the Shares issued in such Closing to be quoted on the Nasdaq SmallCap Market.

6.       Covenants of the Agent.

         The Agent covenants and agrees with the Issuer that:

         6.1 The Agent will comply with all applicable laws of each jurisdiction in which it offers the Shares for sale on behalf of the Issuer; provided, however, that the Issuer shall be solely responsible for making any required filings and obtaining any required permits in respect thereto.

         6.2  The  Agent  will  comply  with  all  applicable   requirements  of
Regulation S under the 1933 Act in connection with the Private Placement.

         6.3 The Agent will duly and punctually perform all of its obligations under this Agreement and the Subscription Agreements.

7.       Conditions Precedent.

         The following are conditions precedent to the obligations of the Agent to complete the transactions contemplated in this Agreement:

         7.1 All actions required to be taken by or on behalf of the Issuer, including the adopting of all requisite resolutions of directors of the Issuer, will have been taken so as to validly offer, sell, allot, issue and deliver the Shares to the Subscribers.

         7.2 No order prohibiting the offer, sale, allotment, issuance or delivery of the Shares will have been issued and no proceedings for such purpose, to the knowledge of the Issuer, will be pending or threatened.

         7.3 The Issuer will have delivered, at the time of each Closing, all Legal Opinions and Officer's Certificates required under this Agreement.

         7.4 The Issuer will have, as of the time of each Closing, complied with all of its covenants and agreements contained in this Agreement.

         7.5 The Agent will have been entirely satisfied with the results of its due diligence investigations.

         7.6 Except as otherwise disclosed in writing by the Issuer to the Agent, the representations and warranties of the Issuer contained in this Agreement will, as of the time of each Closing, be true and correct as if such representations and warranties had been made as of the time of such Closing.

8.       Closing.

         8.1 The First Closing shall take place on or about December 24, 1996 at 9:00 a.m. (Pacific Time) or on such other date or at such other time as the Issuer and the Agent shall mutually agree, and the Second Closing shall take place within thirty (30) days after the First Closing on a date and at such time as the Issuer and the Agent shall mutually agree (each a "Closing Date"); provided, however, that the First Closing may not occur until after the Agent has received Private Placement subscriptions equaling or exceeding the aggregate minimum offering price of $2,000,000; and provided, further, that the First Closing and the Second Closing, respectively, shall occur only if all other terms and conditions of this Agreement and the Subscription Agreements have been satisfied or waived in accordance with the terms of such agreement; and provided, further, that the Second Closing shall be held as soon as reasonably practicable after the Contract Date (as defined in Section 2.2 hereof). Prior to each Closing, all subscription funds received by the Agent will be held by the Agent in trust for the benefit of the Subscribers.

         8.2 Each Closing will be held at the offices of the Agent located at 10th Floor, Bentall 4, 1055 Dunsmuir Street, Vancouver, British Columbia, Canada V7X 1L4, and/or such other place or places as may be mutually acceptable to the Issuer and the Agent.

         8.3 Prior to each  Closing,  the  Agent  will  deliver,  or cause to be
delivered,   to  the  Issuer  the  Subscription   Agreements   executed  by  the
Subscribers.

         8.4 Prior to each Closing, after determining that all applicable securities laws in respect of the offer and sale of the Shares have been satisfied, the Issuer will deliver to the Agent, to be held in trust pending such Closing, certificates representing the Shares (the "Certificates") for delivery at such Closing. If such Closing does not occur because conditions to the Closing have not been satisfied or waived, the Agent will promptly return the Certificates to the Issuer and will also promptly return to the Subscribers all subscription funds held by the Agent, without interest thereon.

         8.5 At each Closing, the Issuer shall (i) upon its acceptance of the Subscription Agreements, execute and deliver the Subscription Agreements to the Agent, and (ii) deliver to the Agent such opinions of the Issuer's legal counsel as the Agent reasonably requires ("Legal Opinions"); following which the Agent will deliver, or cause to be delivered to the Issuer, by wire transfer or account transfer in immediately available funds, an amount equal to the Net Proceeds of the Private Placement for such Closing, subject to any written direction given by the Issuer to the Agent and accepted by the Agent.

         8.6 Upon receipt of confirmation of the wire transfer or account transfer of the Net Proceeds of the Private Placement for each Closing, the Certificates delivered to the Agent by the Issuer to be held in trust pending such Closing shall be deemed to have been delivered by the Issuer to the Agent for distribution to the Subscribers.

         8.7 On the Closing Date for each Closing, the Issuer shall execute an Agent's Warrant (as defined in Section 9.5) and within three business days of the Closing Date for such Closing the Issuer shall deliver the executed Agent's Warrant to the Agent.

9.       Agent's Fee and Expenses.

         9.1 Immediately prior to each Closing and the release of proceeds from the sale of Shares to the Issuer, the Issuer and Agent shall identify all Shares being sold as to which the Agent is entitled to a fee, with the gross proceeds of the sale of such Shares being referred to herein as the "Gross Proceeds of the Private Placement."

         9.2 On the Closing Date for each Closing the Issuer will pay to the Agent, in consideration of the services performed by the Agent under this Agreement, a cash fee of eight percent (8%) of the Gross Proceeds of the Private Placement (the "Placement Fee") for such Closing. The Placement Fee shall be in addition to the reimbursement of the Agent's Expenses provided for in Section
9.3 of this Agreement.

         9.3 On the Closing Date for each Closing, the Issuer shall reimburse in full all of the Agent's non-accountable legal and out-of-pocket expenses related to the Private Placement in an amount not to exceed two percent (2%) of the Gross Proceeds of the Private Placement for such Closing, net of any amounts previously advanced by the Issuer to the Agent for such purpose (the "Agent's Expenses").

         9.4 With respect to each Closing, the Gross Proceeds of the Private Placement, less the amount of the Placement Fee and the amount of the Agent's Expenses, shall constitute the "Net Proceeds of the Private Placement" for purposes of this Agreement.

         9.5 On the Closing Date for each Closing, the Issuer shall also grant to the Agent, as additional consideration hereunder, a five-year transferable warrant to buy shares of the Issuer's Common Stock in an amount equal to eight percent (8%) of the total number of Shares issued to Subscribers in such Closing (an "Agent's Warrant"). Each Agent's Warrant shall contain standard anti-dilution adjustments and shall be exercisable at a price equal to the Price Per Share for Shares issued in such Closing. With respect to the shares of Common Stock purchasable upon exercise of the Agent's Warrant (the "Agent's Warrant Shares"), the Issuer hereby grants to Yorkton and its successors and assigns the same registration rights provided to Subscribers under Section 9 of the Subscription Agreements. In connection with the offer and sale of the Agent's Warrant to the Agent, the Agent hereby makes the Subscriber representations and warranties to the Issuer which are set forth in Sections 7.7, 7.8 and 7.9 of the Subscription Agreements, all of which provisions are incorporated herein by this reference and are agreed to by the Agent as if the Agent were a Subscriber under a Subscription Agreement with the Company.

         9.6 The Issuer will pay its own expenses incident to the transactions contemplated by this Agreement. The expenses of the Issuer include, but are not limited to (i) fees and disbursements of counsel for the Issuer; (ii) costs of the preparation, review, printing or photocopying, and delivery of the Offering Documents, Subscription Agreements and each amendment or supplement thereto; and
(iii) Issuer's fees and expenses which may be incurred pursuant to the registration rights provisions referred to in Section 9.5 of this Agreement.

10.      Indemnification.

         10.1 The Issuer hereby covenants and agrees to protect, indemnify and hold harmless the Agent and its directors, officers, employees, solicitors, attorneys and agents, but specifically excluding any investor in the Private Placement (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") from and against all losses, claims, costs, expenses, obligations, damages, recoveries, forfeitures or liabilities, including interest, penalties and reasonable attorneys' fees, which they may suffer or incur caused by or arising directly or indirectly by reason of:

                      10.1.1 any information or statement contained in the Offering Documents or any other representation made by the Issuer to the Agent or to a Subscriber or potential Subscriber in this Agreement or the Subscription Agreements being or being alleged to be a misrepresentation;

                      10.1.2 the omission or alleged omission to state in the Offering Documents a material fact required to be stated therein or necessary to prevent any statement made therein from being false or misleading in light of the circumstances under which it was made;

                      10.1.3  the  Issuer's   failure  to  comply  with  any
         requirement of securities laws or regulations of any jurisdiction applicable to the Private Placement;

                      10.1.4 any order made or any inquiry, investigation (whether formal or informal) or proceeding commenced or threatened by any regulatory authority based upon an allegation that any untrue statement or alleged omission or any misrepresentation or alleged misrepresentation exists in the Offering Documents or in any public statement or press release by the Issuer which prevents or restricts the trading in or distribution of the Shares otherwise permitted;

                      10.1.5 the Issuer's failure to comply with any of its obligations hereunder, through no fault of the Agent or Indemnified Party, including any breach of or default under any representation, warranty, covenant or agreement of the Issuer contained in this Agreement or any other document to be delivered pursuant to this Agreement;

                      10.1.6 any order made by any court or regulatory authority setting aside the sale or issuance of any of the Shares or underlying securities; or
                      10.1.7 the failure or inability of the Issuer to issue and deliver in satisfactory form the instruments representing Shares.

Provided, however, that the Issuer will not be liable in any such case to the extent that any such loss, claim, damage, cost, expense, obligation, recovery, forfeiture or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission made in the Offering Documents in reliance upon and in conformity with information furnished to the Issuer by the Agent expressly for use therein; and provided, further that such indemnity shall not inure to the benefit of the Indemnified Parties to the extent that any loss, claim, damage, cost, expense, obligation, recovery, forfeiture or liability results from the fact that the Agent failed to send or give a copy of the Offering Documents to any person at or prior to the confirmation of the sale of the Shares to such person or to the extent any Indemnified Party fails to comply with the 1933 Act in connection with the sale of the Shares.

         10.2 If any action or claim  shall be asserted  against an  Indemnified
Party in respect of which indemnity may be sought from the Issuer pursuant to the provisions hereof, or if any potential claim contemplated by this Section shall come to the knowledge of an Indemnified Party, the Indemnified Party shall promptly notify the Issuer in writing of the nature of such action or claim (provided that any failure to so notify shall not affect the Issuer's liability under this Section unless such delay has prejudiced the defense of such claim). The Issuer will assume the defense of the action or claim, including the employment of counsel and the payment of all expenses. The Indemnified Parties will have the right to employ separate counsel at the expense of the Issuer in the event of a conflict of interests between the Issuer and such Indemnified Party or Parties; provided, however, that the Indemnified Parties shall not unreasonably delay their exercise of this right. Neither party shall effect any settlement of any such action or claim or make any admission of liability without the written consent of the other party, such consent not to be unreasonably withheld or delayed. The indemnity hereby provided for shall remain in full force and effect and shall not be limited to or affected by any other indemnity in respect of any matters specified in this Agreement obtained by the Indemnified Party from any other person and will continue in full force and effect until all possible liability of the Indemnified Parties arising out of the transactions contemplated by this Agreement has been extinguished by the operation of law.

         10.3 To the extent that any Indemnified Party is not a party to this Agreement, the Agent shall obtain and hold the right and benefit arising under this Section on their behalf in trust for and on behalf of such Indemnified Party.

         10.4 The Issuer hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to indemnification hereunder is brought against the Agent or any Indemnified Party and to the assignment of the benefit of this Section to any Indemnified Party for the purpose of enforcement; provided, that nothing herein shall limit the Issuer's right or ability to contest the appropriate jurisdiction or forum for the determination of any such claims.

11.      Contribution.

         11.1 In the event that, for any reason,  the indemnity  provided for in
Section 10 hereof is held to be illegal or unenforceable, the Agent and the Issuer shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities of the nature provided for in Section 10, such that the Agent shall be responsible for that portion thereof represented by the percentage that the Placement Fee bears to the Gross Proceeds of the Private Placement, and the Issuer shall be responsible for the balance.

         11.2 Notwithstanding Section 11.1, a person who has committed a fraudulent misrepresentation shall not be entitled to contribution from any other party.

         11.3 Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section, notify such party from whom contribution may be sought; provided, however, that the omission of any party to notify such other party or parties shall not relieve the party or parties from whom contribution is sought from any obligation hereunder to the extent such party or parties were not adversely affected by such omission.

         11.4 The right to contribution provided in this Section shall be in addition to, and not in derogation of, any other right to contribution which the Agent may have by statute or otherwise by law.

12.      Termination of Agent's Obligations.

         12.1 With respect to each Closing, the Agent may terminate its obligations hereunder and the Subscribers' obligations under the Subscription Agreements, by written notice to the Issuer, in the event that after the date hereof and at or prior to the Closing Date for the such Closing:

                      12.1.1 any order prohibiting or restricting the distribution of the Shares is made, or proceedings are announced, commenced or threatened for the making of any such order, by any securities commission or exchange or any other competent authority and has not been rescinded, revoked or withdrawn;

                      12.1.2 any inquiry, action, suit or investigation (whether formal or informal) or other proceeding in relation to the Issuer or any of its respective directors or executive officers is announced, commenced or threatened by any securities commission or exchange or by any other competent authority if, in the opinion of the Agent, the announcement, commencement or threatening thereof adversely affects the distribution of the Shares;

                      12.1.3 the Issuer is in material breach of, default under, or non-compliance with any representation, warranty, term or condition of this Agreement;

                      12.1.4 the Shares cannot, in the opinion of the Agent, be profitably marketed due to the state of the financial markets;

                      12.1.5 there shall have occurred any material change from the disclosures set forth in the Offering Documents, as determined by the Agent in its sole discretion, in the business, operations, capital or condition (financial or otherwise) or the results of operations of the Issuer and its subsidiaries (taken as a whole), or its properties, assets, liabilities or obligations (absolute, accrued, contingent or otherwise);

                      12.1.6 there should develop, occur or come into effect or existence any event, action, state, condition or financial occurrence, or any catastrophe, of national or international consequence, any action, law or regulation, or any other occurrence of any nature whatsoever, which, in the sole opinion of the Agent, seriously adversely affects or involves, or may seriously adversely affect or involve, the financial markets or the business, operations or affairs of the Issuer and its subsidiaries (taken as a whole), the distribution of the Shares, or a Subscriber's decision to purchase the Shares, even if the Subscriber has already executed a Subscription Agreement for all or a portion of the Shares offered; or

                      12.1.7 the Agent is not satisfied  with the results of its
         due   diligence   investigations   relating   to  the  Issuer  and  its
         subsidiaries.

         12.2 The right of the Agent to terminate its obligations under this Agreement is in addition to such other remedies as it has or may have in respect of any default, act or failure to act of the Issuer in respect of any of the matters contemplated by this Agreement.

13.      Garnishing Orders.

         13.1 If at any time before the completion of any Closing of the Private Placement the Agent receives a garnishing order or other form of attachment purporting to attach or garnish a part or all of the sale price of any of the Shares, the Agent may pay the amount purportedly attached or garnished into court.

         13.2 Any payment by the Agent into court contemplated in this Agreement is deemed to have been received by the Issuer as payment by the Agent against the sale price of the Shares to the extent of the amount paid, and the Issuer is bound to issue and deliver the Shares proportionately to the amount paid by the Agent.

         13.3 The Agent is not bound to ascertain the validity of any garnishing order or attachment, or whether in fact it attaches any monies held by the Agent, and the Agent may act with impunity in responding to any garnishing order or attachment by payment into court.

         13.4 The Issuer shall release, indemnify and save harmless the Agent in respect of all damages, costs, expenses or liabilities arising from any acts of the Agent under this Section 13.

14.      Notices.

         14.1 Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified by hand or professional courier service; by telecopier via the telefax numbers indicated below; or by international courier. Any notice shall be addressed to the party to be notified at the addresses indicated below:

         In the case of the Issuer:         Oryx Technology Corp.
                              47341 Bayside Parkway
                        Fremont, California 94538, U.S.A.
                             Attention: Arvind Patel
                             Telefax: (510) 249-1150
         with a copy to:                Wise & Shepard
                                         3030 Hansen Way, Suite 100
                                         Palo Alto, California 94304-1006,U.S.A.
                                         Attention:  Jerrold F. Petruzzelli,Esq.
                                         Telefax:  (415) 856-1344

         In the case of the Agent:       Yorkton Securities Inc.
                                         10th Floor, Bentall 4
                                         1055 Dunsmuir Street
                                         Vancouver, British Columbia
                                         Canada  V7X 1L4
                                         Attention:  Gordon Keep
                                         Telefax:  (604) 640-0512

         with a copy to:                 Miller & Holguin
                                         1801 Century Park East
                                         Seventh Floor
                                         Los Angeles, California 90067, U.S.A.
                                         Attention: J. Brad Wiggins, Esq.
                                         Telefax:  (310) 557-2205

         14.2 The Issuer and the Agent may change their respective addresses for notice by notice given in the manner referred to in this Section, upon ten (10) days' advance notice.

15.      Miscellaneous.

         15.1 Survival. The representations and warranties made in this Agreement shall be true at the time of each Closing as though they were made at the time of such Closing, and they shall survive the completion of the transactions contemplated under this Agreement for one year thereafter. The provisions of this Agreement which, by their terms, require performance by a party to this Agreement subsequent to any Closing of the Private Placement shall survive such Closing.

         15.2 Further Assurances. The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as a party may, either before or after each Closing of the Private Placement, reasonably require in order to carry out the full intent and meaning of this Agreement.

         15.3 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Agent, the Issuer and their respective successors, heirs and representatives. This Agreement and its conditions and provisions are intended to be and are for the sole and exclusive benefit of the parties to it and their respective successors, heirs and representatives, and not for the benefit of any other person, firm or corporation unless expressly stated otherwise. This Agreement may not be assigned by any party hereto without the prior written consent of both of the parties hereto.

         15.4   Counterparts.   This  Agreement  may  be  executed  in  multiple
counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
         15.5 Governing Laws. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California.

         15.6 Titles. The titles of the sections and subsections of this Agreement are for the convenience of reference only and are not to be considered in construing this Agreement.

         15.7 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein, and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, whether written or oral, has been made by any party, or anyone acting on behalf of any party, which is not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

         15.8 Amendment. Any modification of this Agreement will be effective only if it is in writing and signed by all parties to this Agreement.

         15.9 Waiver. Any party to this Agreement may waive compliance by the other with any of the terms, provisions and conditions set forth in this Agreement; provided, however, that any such waiver must be in a writing specifically setting forth the provisions thus waived and may not result in a material change to any of the material terms of the Private Placement unless such change is consented to by each Subscriber participating in the Private Placement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.

                              ORYX TECHNOLOGY CORP.



                                            By:  /s/ Arvind Patel
                                            ---------------------
                                                     Arvind Patel
                                            Title:   Chief Executive Officer


                             YORKTON SECURITIES INC.


                                            By:  /s/ Gordon Keep
                                            --------------------
                                                     Gordon Keep
                                            Title:    V.P. Corporate Finance

                                   SCHEDULE A




         The following are the Oryx Technology Corporation ("Oryx") "Exceptions to the Representations and Warranties of Oryx" set forth in Section 3 of that certain Agency Agreement between Oryx and Yorkton Securities, Inc., executed on December 24, 1996 (the "Agency Agreement"). References to the specific paragraph numbers refer to those in Section 3 of the Agency Agreement; however, such references are for convenience only and the exceptions set forth below shall modify and apply to all paragraphs under Section 3 to which they are relevant. All capitalized items not otherwise defined herein shall have the meanings ascribed to them in the Agency Agreement.

Section                          Exception

3.12, 3.26                       In November,  1996,  Pitney-Bowes  Corp., the Company's largest customer,  informed the  Company  that it does not  intend to renew one of the three  contracts  it has with the Company  when that  contract  expires on December  31,  1996.  The Company
                                 expects  that  sales  to   Pitney-Bowes   under  that   contract   will   represent
                                 approximately  25%  of the  consolidated  revenues  of the  Company  for  the  1996 calendar year.

                                 On  December  19,  1996,  Oryx  Power  Products
                                 Corporation ("Power Products"), a wholly-owned subsidiary of the Company, acquired the assets of a DC to DC power supply company in exchange for 600,000 shares of common stock of Power
                                 Products and the assumption by Power Products of certain associated liabilities. The Company expects that the revenues attributable to such acquisition will approximately offset the loss of revenues due to the non renewal of the Pitney-Bowes contract.


